Exhibit 10.5

iBio, Inc.

RESTRICTED STOCK UNIT AWARD AGREEMENT FOR EMPLOYEES UNDER

iBio, Inc. 2020 Omnibus Incentive Plan

Name of Grantee:

No. of Restricted Stock Units:

Grant Date:

Pursuant to the iBio, Inc. 2020 Omnibus Incentive Plan, as amended through the date hereof (the “Plan”), iBio, Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above. Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.001 per share (the “Stock”), of the Company.

1.            Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.

2.            Vesting of Restricted Stock Units. The restrictions and conditions of Paragraph 1 of this Agreement shall lapse on the Vesting Date or Dates specified in the following schedule so long as the Grantee remains in a Service Relationship with the Company or a Subsidiary on such Vesting Dates. If a series of Vesting Dates is specified, then the restrictions and conditions in Paragraph 1 shall lapse only with respect to the number of Restricted Stock Units specified as vested on such date.

Incremental Percentage of Restricted Stock Units Vested	Vesting Date

1/3	1st anniversary of Grant Date
1/3	2nd anniversary of Grant Date
1/3	3rd anniversary of Grant Date

The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 2.

Upon termination of the Grantee’s Service Relationship within twelve (12) months following a Sale Event, on an involuntary basis without Cause or on a voluntary basis with Good Reason, the Restricted Stock Units shall immediately vest. For purposes of this Agreement, “Good Reason” means, unless otherwise provided in an applicable employment agreement with the Company or an Affiliate, (A) a material diminution in the Grantee’s base salary (unless applied proportionately to all similarly situated service providers), (B) a material diminution in the Grantee’s responsibility or authority, or (C) a change in the Grantee’s primary worksite to a location more than 50 miles from the Grantee’s primary worksite as of the Grant Date, in each case initiated by the Company, provided that the Grantee gives the Company written objection to the change within 30 days after it arises, the Company fails to reasonably remedy the Grantee’s objections within 30 days after being notified of them, and the Grantee voluntarily terminates Service within 90 days thereafter.

3.           Termination of Employment; Cause. If the Grantee’s employment with the Company or a Subsidiary terminates for any reason (including death or disability) prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.

Upon termination for Cause (as defined below) of the Grantee’s employment, all Restricted Stock Units granted hereunder shall be forfeited, regardless of the Grantee’s period of employment following the Grant Date, and the Grantee shall have no further rights hereunder. For purposes of this Agreement, “Cause” shall mean, unless otherwise provided in an employment or other service agreement between the Company and the Grantee, a determination by the Administrator that the Grantee has been dismissed as a result of (i) any material breach by the Grantee of any agreement between the Grantee and the Company; (ii) the conviction of, indictment for or plea of nolo contendere by the Grantee to a felony or a crime involving moral turpitude; or (iii) any material misconduct or willful and deliberate non-performance (other than by reason of disability) by the Grantee of the Grantee’s duties to the Company.

4.            Issuance of Shares of Stock. As soon as practicable following each Vesting Date (but in no event later than two and one-half months after the end of the calendar year in which the Vesting Date occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraph 2 of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares. Alternatively, the Administrator, in its sole discretion, may determine to settle the Award in cash, rather than Stock.

5.            Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

6.           Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by (i) withholding from shares of Stock to be issued to the Grantee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due; or (ii) causing its transfer agent to sell from the number of shares of Stock to be issued to the Grantee, the number of shares of Stock necessary to satisfy the Federal, state and local taxes required by law to be withheld from the Grantee on account of such transfer. If the Administrator, in its sole discretion, chooses to settle the Award in cash, rather than Stock, the Administrator shall withhold from such cash settlement amount any Federal, state, and local taxes required by law to be withheld.

7.            Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

8.            No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee’s employment with the Company or a Subsidiary and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the Grantee’s employment with the Company or a Subsidiary at any time.

9.            Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

10.          Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

11.          Clawback.

(a)            In General. Notwithstanding anything to the contrary in this Agreement, this Agreement is expressly made subject to the terms of the clawback and forfeiture provisions set forth below and in the Plan. As a result, the Grantee may be required to forfeit the Restricted Stock Units and/or return to the Company any proceeds received in settlement thereof in the situations described below. The Grantee agrees that the Company may enforce the forfeiture by all legal means available, including, without limitation, by withholding the forfeited amount from other sums owed to the Grantee by the Company.

(b)            Restatement of Financial Statements. In the event of a restatement of the Company’s financial results within three years of original reporting to correct a material error, then, if the Administrator determines that Grantee’s acts or omissions were a significant contributing factor to the need to issue such restatement and that all or any portion of the Restricted Stock Units, if the award was made prior to the restatement, would not have been awarded based upon the restated financial results, or that the Grantee derived more economic benefit from the Restricted Stock Units than would have occurred absent the financial statement errors, then the Grantee agrees to forfeit and return to the Company the portion (which may be all) of the Restricted Stock Units and/or any proceeds received in settlement thereof that the Administrator, in its discretion, determines to be appropriate.

(c)           Termination for Cause. In the event that (i) the Grantee’s employment is terminated by the Company for Cause, or (ii) following the termination of the Grantee’s employment, the Company is or becomes aware that the Grantee committed an act that would have given rise to a termination for Cause, then the Grantee agrees to forfeit to the Company all or part of the Restricted Stock Units and/or any proceeds received in settlement thereof, that the Administrator, in its discretion, determines to be appropriate.

(d)           Applicable Law or Company Policy. The Restricted Stock Units and/or any proceeds received in settlement thereof shall also be subject to forfeiture to the extent required by applicable law or Company policy.

12.          Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

13.          Protective Provisions. As a condition to receipt of this Award, the Grantee acknowledges having read and understood the Company protective provisions attached as Exhibit A, and agrees to be bound by such provisions, and in the event of violation of any of such protective provisions, to forfeit to the Company this Award and/or return to the Company any Shares (or net proceeds thereof, if sold) or cash received in settlement of the Award.

[SIGNATURES ON FOLLOWING PAGE]

iBio, Inc.

By:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:
Grantee’s Signature

Grantee’s name and address:

EXHIBIT A TO iBIO, INC. RESTRICTED STOCK UNIT AWARD AGREEMENT

COMPANY PROTECTIVE PROVISIONS

Assignment of Intellectual Property Rights. In consideration of the grant of the Award of Restricted Stock Units under the Agreement to which this Exhibit is attached, Grantee agrees to be bound by the provisions of this Exhibit.

(a)          General. Grantee agrees to assign, and hereby assigns, to the Company all of his or her rights in any Inventions (as hereinafter defined) (including all Intellectual Property Rights (as hereinafter defined) therein or related thereto) that are made, conceived or reduced to practice, in whole or in part and whether alone or with others, by him or her during his or her employment by, or service with, the Company or which arise out of any activity conducted by, for or under the direction of the Company (whether or not conducted at the Company's facilities, working hours or using any of the Company's assets), or which are useful with, or relate directly or indirectly to, any Company Interest (as defined below). Grantee will promptly and fully disclose and provide all of the Inventions described above (the “Assigned Inventions”) to the Company.

(b)          Assurances. Grantee hereby agrees, during Grantee’s employment with the Company and thereafter, to further assist the Company, at the Company’s expense, to evidence, record and perfect the Company’s rights in and ownership of the Assigned Inventions, to perfect, obtain, maintain, enforce and defend any rights specified to be so owned or assigned and to provide and execute all documentation necessary to effect the foregoing.

(c)          Definitions. “Company Interest” means any business of the Company or any product, service, Invention or Intellectual Property Right that is used or under consideration or development by the Company. “Intellectual Property Rights” means any and all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, and whether owned or held for use under license with any third party, including all rights and interests pertaining to or deriving from: (a) patents and patent applications, reexaminations, extensions and counterparts claiming property therefrom; inventions, invention disclosures, discoveries and improvements, whether or not patentable; (b) computer software and firmware, including data files, source code, object code and software-related specifications and documentation; (c) works of authorship, whether or not copyrightable; (d) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding statutory law and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use of disclosure thereof by any person; (e) trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos and the goodwill associated therewith; (f) proprietary databases and data compilations and all documentation relating to the foregoing, including manuals, memoranda and record; (g) domain names; and (h) licenses of any of the foregoing; including in each case any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any governmental authority in any jurisdiction. “Invention” means any products, process, ideas, improvements, discoveries, inventions, designs, algorithms, financial models, writings, works of authorship, content, graphics, data, software, specifications, instructions, text, images, photographs, illustration, audio clips, trade secrets and other works, material and information, tangible or intangible, whether or not it may be patented, copyrighted or otherwise protected (including all versions, modifications, enhancements and derivative work thereof).

Restrictive Covenants. Grantee acknowledges and agrees that he or she has and will have access to secret and confidential information of the Company, its affiliates, and its subsidiaries (“Confidential Information”) and that the following restrictive covenants are necessary to protect the interests and continued success of the Company. As used in this Agreement, Confidential Information includes, without limitation, all information of a technical or commercial nature (such as research and development information, patents, trademarks and copyrights and applications thereto, formulas, codes, computer programs, software, methodologies, processes, innovations, software tools, know-how, knowledge, designs, drawings specifications, concepts, data, reports, techniques, documentation, pricing information, marketing plans, customer and prospect lists, trade secrets, financial information, salaries, business affairs, suppliers, profits, markets, sales strategies, forecasts and personnel information), whether written or oral, relating to the business and affairs of the Company, its customers and/or other business associates which has not been made available to the general public.

Confidentiality. Grantee shall not disclose any Confidential Information to any person or entity at any time during Grantee’s employment with the Company or at any time thereafter.

Non-Compete. In consideration of the employment hereunder, Grantee agrees that during his or her employment and for a period of one (1) year thereafter, Grantee will not (and will cause any entity controlled by Grantee not to), directly or indirectly, whether or not for compensation and whether or not as an employee, be engaged in or have any financial interest in any business competing with or which may compete with the business of the Company within any state within the United States or solicit, advise, provide services or products of the same or similar nature to services or products of the Company to any person or entity. For purposes of this Agreement, Grantee will be deemed to be engaged in or to have a financial interest in such competitive business if he or she is an officer, director, shareholder, joint venturer, salesperson, consultant, investor, advisor, principal or partner, of any person, partnership, corporation, trust or other entity which is engaged in such a competitive business, or if he or she directly or indirectly performs services for such an entity in a capacity the same as or similar to that which Grantee performed for the Company; provided, however, that the foregoing will not prohibit Grantee from owning, for the purpose of passive investment, less than 2% of any class of securities of a publicly held corporation or performing work for competitive business if such work is not similar to the work performed by Grantee for the Company.

Non-Solicitation/Non-Interference. Grantee agrees that while Grantee remains employed by the Company and for an additional one (1) year after the separation of Grantee from employment with the Company, Grantee shall not (and shall cause any entity controlled by Grantee not to), directly or indirectly: (i) solicit, request or otherwise attempt to induce or influence, directly or indirectly, any present client, distributor, licensor or supplier, or prospective client, distributor, licensor or supplier, of the Company, or other persons sharing a business relationship with the Company, to cancel, limit or postpone their business with the Company, or otherwise take action which might cause a financial disadvantage of the Company; or (ii) hire or solicit for employment, directly or indirectly, or induce or actively attempt to influence, any employee, officer, director, agent, contractor or other business associate of the Company, to terminate his or her or her employment or discontinue such person’s consultant, contractor or other business association with the Company. For purposes of this Agreement the term “prospective client” shall mean any person, group of associated persons or entity whose business the Company has directly solicited within the one year period prior to the termination of his or her employment.

Non-Disparagement. Grantee agrees that he or she will not in any way disparage the Company, including current or former officers, directors and employees, nor will he or she make or solicit any comments, statements or the like to the media or to others that may be considered to be disparaging, derogatory or detrimental to the good name or business reputation of the Company.

If the Company, in its reasonable discretion, determines that Grantee violated any of the restrictive covenants contained in this Exhibit A, the applicable restrictive period shall be increased by the period of time from the commencement of any such violation until the time such violation shall be cured by Grantee to the satisfaction of the Company. Grantee agrees that a violation of any of the restrictive covenants contained in this Exhibit A shall constitute grounds for forfeiture of any equity-based awards granted to Grantee by the Company (regardless of the extent to which Grantee has vested in such awards), and grounds for the Company to recoup from Grantee any proceeds of equity-based awards granted to Grantee by the Company.

(a)          In the event that either any scope or restrictive period set forth in this Exhibit A is deemed to be unreasonably restrictive or unenforceable in any court proceeding, the scope and/or restrictive period shall be reduced to equal the maximum scope and/or restrictive period allowable under the circumstances.

(b)          Grantee acknowledges and agrees that in the event of a breach or threatened breach of the provisions of this Exhibit A by Grantee, the Company may suffer irreparable harm and, therefore, the Company shall be entitled to seek immediate injunctive relief restraining Grantee from such breach or threatened breach of the restrictive covenants contained in this Exhibit A in a court of competent jurisdiction. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from Grantee.

(c)          Under the federal Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

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